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                                                                  [EXHIBIT 4(l)]

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                     ADDITIONAL DEATH BENEFIT ("ADB") RIDER

This Rider is part of the Contract to which it is attached (the "Base Contract") and is subject to all the terms and conditions of the Base Contract. The provisions of this Rider control over any contrary provisions of the Base Contract.

If the Contract has Co-Owners, all references to "age" refer to the oldest Owner's age. If the Owner is a non-natural person, all references to Owner shall mean Annuitant.

The ADB Effective Date is shown on the ADB Rider page of the Contract Schedule ("ADB Rider Schedule").

This Rider is only available if, on the ADB Effective Date, the Owner is not older than the Maximum Age for ADB Rider. The Maximum Age for ADB Rider is shown on the ADB Rider Schedule.

You may not cancel this Rider. It can only be terminated as described in the Termination Provision of this Rider.

ADDITIONAL DEATH BENEFIT: The Death Benefit during the Accumulation Period, as described in Section 7.1.2 of the Base Contract, or as amended by any Rider, will be increased by the amount of any Additional Death Benefit.

The amount of any Additional Death Benefit and the Determination Date are described on the ADB Rider Schedule.

The Additional Death Benefit may be limited if the conditions described under Additional Death Benefit Limitation on the ADB Rider Schedule apply.

If there is a change of Owner and this Rider continues in effect, the amount of any Additional Death Benefit is subject to the changes described under Additional Death Benefit Amount on the ADB Rider Schedule.

ADB CHARGE: The current and maximum ADB Charge Percentage, how the charge is determined, and when and how it is collected are described on the ADB Rider Schedule. The current ADB Charge may change but it will never exceed the maximum ADB Charge shown on the ADB Rider Schedule.

TERMINATION: This Rider will terminate upon the earliest of:

      (i) a change of Owner resulting in termination as described under Change of Owner on the ADB Rider Schedule; or

      (ii) application of all of the Annuity Value to an Annuity Option on the Annuity Date; or

      (iii) receipt of Due Proof of Death (unless from an Eligible Spousal Beneficiary who continues the Base Contract and qualifies for continuation of this Rider); or

      (iv)  termination of the Base Contract.

                                        MERRILL LYNCH LIFE INSURANCE COMPANY

                                        By:      /s/ Lori M. Salvo
                                            ------------------------------------
                                                      Secretary

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ADB RIDER SCHEDULE

ADB EFFECTIVE DATE:                       [January 3, 2005]

MAXIMUM AGE FOR ADB RIDER:                [75]

ADDITIONAL DEATH BENEFIT AMOUNT:

            The Additional Death Benefit is equal to the lesser of (a) and (b) where:

                  (a)   is the ADB Gain multiplied by the ADB Gain Factor; and

                  (b)   is the ADB Cap multiplied by the ADB Cap Factor.

            ADB GAIN is equal the Contract Value less ADB Premiums, but not less than zero.

            ADB PREMIUMS is equal to the sum of the [Initial Premium] and all Additional Premiums paid (less prior withdrawals in excess of ADB
            Gain) after the ADB Effective Date. For purposes of this calculation, ADB Gain is assumed to be withdrawn first.

            ADB GAIN FACTOR      [Age of oldest Owner since ADB Effective Date
                                        Under [70]         [70 and Over]
                                          [45]%                [30]%]

            ADB CAP is ADB Premiums less any Premiums paid within [1 year] prior to the Owner's date of death and less any Premiums paid after the date of death and prior to the Additional Death Benefit Determination Date, described below.

            ADB CAP FACTOR       [Age of oldest Owner since ADB Effective Date
                                         Under [70]        [70 and Over]
                                            [45]%              [30]%]

            If there is a change of Owner, other than under the Spousal Beneficiary Continuation Option, and the ADB Rider continues in effect, the ADB Gain Factor and ADB Cap Factor will be determined using the new Owner's age if the new Owner was older than the Owner whose age was used to determine these factors immediately prior to the change of Owner.

            If the Base Contract is continued under the Spousal Beneficiary Continuation Option and this Rider also continues in effect:

                  (i) the ADB Effective Date will be reset to the effective date of the change of Owner;

                  (ii) the ADB Gain Factor and the ADB Cap Factor will be based on the age of the oldest of all Owners of the Contract since the ADB Effective Date; and

                  (iii) ADB Premiums will be equal to the Contract Value on the new ADB Effective Date increased by Premiums paid after that date and decreased by withdrawals in excess of ADB Gain after that date.

ADDITIONAL DEATH BENEFIT DETERMINATION DATE:

            The Additional Death Benefit will be determined as of [the date we receive Due Proof of Death of the Owner (the first Owner to die if the Contract has Co-Owners) at Our Service Center. If the Contract has more than one Beneficiary, the Additional Death

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ADB RIDER SCHEDULE (CONTINUED)

            Benefit will be determined as of the date We receive the first Due Proof of Death.]

ADDITIONAL DEATH BENEFIT LIMITATION:

            [If an Owner dies within [90 days] of the ADB Effective Date or within [1 year] of the date of a change of Owner where the life upon which payment of the Additional Death Benefit is based has changed (unless under the Spousal Beneficiary Continuation Option), no Additional Death Benefit will be payable.]

CHANGE OF OWNER:

            If there is a change of Owner, this Rider will terminate unless the Owner is changed under any of the circumstances described below:

                  [(i) a spouse or a child of the current Owner is added as an Owner and was not older than the Maximum Age for ADB Rider on the ADB Effective Date; or

                  (ii) a spouse or a child of the current Owner is removed as an Owner; or

                  (iii) after the ownership change, the life upon which payment of the Additional Death Benefit is based has not changed; or

                  (iv) an Eligible Spousal Beneficiary becomes the Owner and on the Spousal Continuation Date was not older than the Maximum Age for ADB Rider.]

ADB CHARGE:

                                        Current             Maximum
            ADB Charge Percentage:    [0.30% annually]      [0.50% annually]

            [The ADB Charge is calculated on each Monthaversary as follows:

                  (i)   the [Account Value] is determined on the Monthaversary;

                  (ii) that amount is multiplied by the current ADB Charge Percentage;

                  (iii) the resulting amount is divided by 12.

            The sum of the ADB Charges calculated on each of the three preceding Monthaversaries is deducted from the Contract Value on each Quarterversary.

            If the ADB Rider is terminated other than on a Quarterversary, We will deduct from the Contract Value any ADB Charges calculated on any prior Monthaversary but not yet collected.]

            [The ADB Charge is deducted from each [subaccount] in the ratio of Your interest in each [subaccount] to Your [Account Value] on the date the charge is collected.]

            The [Contract Value] and Surrender Value are reduced by any ADB Charges calculated but not yet collected.